American Healthcare REIT

Investor Update

First Quarter 2023

May 18, 2023

Dear Fellow Stockholder:



American Healthcare REIT, Inc., or AHR, the company, we, us or our, recently filed its Quarterly Report on Form 10-Q with the U.S. Securities and Exchange Commission, or SEC, and I am pleased to provide you with an update on the company's progress.

Property level results are off to a good start for the year as we continue to benefit from our diversified property portfolio. As a reminder, our portfolio is diversified geographically and across clinical healthcare real estate asset types. This diversification has provided stability during times of economic turbulence, and we believe it will enable us to capitalize upon the multi-decade demographic wave which is just beginning.

An example of the benefit of being diversified is that we have profited from the consistency of our medical office buildings (MOBs) segment in recent years, which has allowed us to better weather challenges elsewhere in our portfolio. Our MOBs segment continued its steady performance in the first quarter of 2023 and was joined by encouraging early results in our senior housing operating properties (SHOP) segment. We are hopeful for further upside in overall property level results as the consistency in our MOBs segment is augmented by a continued recovery in our SHOP and integrated senior health campuses segments.

Interest expense continues to put a damper on our earnings, due primarily to the impact of rising interest rates on our variable rate debt. The future path of interest rates is uncertain, and we are seeking to address our variable rate debt through opportunistic hedging of outstanding debt and paying down our debt using proceeds from property sales.

We remain committed to our goal of creating liquidity for our stockholders despite the challenging backdrop in the capital markets. Activity in the initial public offering, or IPO, market has decreased dramatically over the past five quarters, as IPO proceeds have fallen over 90%, from an average of $28 billion per quarter in 2020 and 2021 to $2 billion per quarter for 2022 and the first quarter of 2023[3]. While the capital markets are not in our control, we remain focused on what we can control, such as the continued recovery in our property operations and strengthening our balance sheet, both of which should help in any type of liquidity event. There can be no assurance if or when a liquidity event may occur, or what type of event it will be should it occur, but we remain diligent in preparing the company for the opportunity[4].

Should you have any questions, please do not hesitate to reach out to our Investor Relations department at 844-460-9414. We will, of course, continue to report back to you regularly.



Danny Prosky
President and Chief Executive Officer

(1) Total debt divided by total market value of real estate. Total market value equals the aggregate contract purchase price paid for investments or, for investments appraised subsequent to the date of purchase, the aggregate value reported in the independent appraisals of such investments.
(2) Gross investment value is comprised of acquisition costs and subsequent capital expenditures that pertain to the company's pro rata ownership as of 3/31/23.
(3) Source: Renaissance Capital US IPO Market 1Q 2023 Quarterly Review. Data includes IPOs and direct listings with a market capitalization of at least $50mm. Excludes closed-end funds, unit offerings, and special purpose acquisiton companies.
(4) There can be no assurance as to when, or even if, we will be able to complete a liquidity event or list our common stock.

First Quarter 2023 Highlights

- Normalized funds from operations attributable to controlling interest, or NFFO, equaled $20.2 million, or $0.31 per common share, for the quarter ended Mar. 31, 2023. NFFO for the quarter ended Mar. 31, 2022 equaled $37.8 million, or $0.58 per common share.
- Funds from operations, as defined by the National Association of Real Estate Investment Trusts, attributable to controlling interest, or FFO, equaled $11.7 million, or $0.18 per common share, for the quarter ended Mar. 31, 2023. FFO for the quarter ended Mar. 31, 2022 equaled $32.6 million, or $0.50 per common share.
- Net operating income, or NOI, totaled $66.9 million for the quarter ended Mar. 31, 2023. NOI for the quarter ended Mar. 31, 2022 totaled $73.7 million.
- Net loss totaled $27.6 million for the quarter ended Mar. 31, 2023 and $0.9 million for the quarter ended Mar. 31, 2022.
- As of Mar. 31, 2023, the company's property portfolio, (excluding SHOP and integrated senior health campuses), achieved a leased percentage of 91.7 percent and weighted average remaining lease term of 6.9 years. The company's portfolio of SHOP and integrated senior health campuses achieved leased percentages of 76.4 percent and 84.6 percent, respectively. Portfolio leverage[1] was 53.4 percent.
- As of Mar. 31, 2023, the company owned a nearly 20.0 million-square-foot portfolio of 314 medical office buildings, senior housing facilities, skilled nursing facilities (SNFs), hospitals and integrated senior health campuses located in 36 states, the United Kingdom and the Isle of Man, in addition to a real estate-related investment. The gross investment value[2] of the portfolio was approximately $4.4 billion.
- The company paid a quarterly distribution equal to an annualized distribution rate of $1.00 per share to its stockholders of record as of April 4, 2023, for the first quarter 2023.
- On Mar. 15, 2023, the company's Board of Directors unanimously approved an updated estimated per share net asset value, or NAV, of its common stock of $31.40 calculated as of December 31, 2022.

* Please see financial reconciliation tables on the back page of this update for more information regarding NFFO, FFO, NOI, and net loss.

PORTFOLIO OVERVIEW

All data presented as of 3/31/2023

20.0 million
Square Feet

314
Properties

$4.4 billion
Gross Investment Value[1]

11,691
Senior Housing Beds[2]

9,551
Skilled Nursing Beds[3]

PORTFOLIO COMPOSITION[1]



Integrated Senior Health Campuses 35.5%
SHOP 16.4%
SNFs 5.4%
Senior Housing — Leased 3.9%
Hospitals 2.9%
Debt Investment 1.9%
MOBs 34.0%

Leased Percentages[4]	
MOBs	88.7%
Hospitals	100%
SNFs	100%
Senior Housing – Leased	100%
SHOP	76.4%
Integrated Senior Health Campuses	84.6%

PROPERTY MAP



LEGEND
MOBs
Senior Housing — Leased
SHOP
SNFs
Integrated Senior Health Campuses
Hospitals

(1) Based on gross investment value, which is comprised of acquisition costs and subsequent capital expenditures that pertain to the company's pro rata ownership as of 3/31/23.
(2) Includes majority of our SHOP and portion of integrated senior health campuses related to a joint venture interest.
(3) Includes 135 SHOP beds and portion of integrated senior health campuses related to a joint venture interest.
(4) Includes all third-party leased space of the properties (including master leases), except for our SHOP and integrated senior health campuses where leased percentage represents resident occupancy on the available units/beds therein.



Southlake Hospital | *Southlake, Texas*

UPDATED ESTIMATED PER SHARE NET ASSET VALUE

On March 17, 2023, the company announced the most recent valuation of its portfolio, calculated as of December 31, 2022. As a result, the Board of Directors adopted an updated estimated per share NAV of Class T and Class I common stock of $31.40. The updated estimated per share NAV represents a decrease compared to the company's previous per share NAV of $37.16 as of December 31, 2021, which management believes generally reflects the impact of higher interest rates on capitalization rates and discount rates across the portfolio and continued expense pressure on the company's SHOP and integrated senior health campus segments.

It is important to note that the updated estimated per share NAV is simply a snapshot as of a particular date and will fluctuate over time. It is not intended to represent the amount that stockholders could expect to receive if they were to sell their shares now or if the company were to complete a liquidity event. Pursuant to the Institute for Portfolio Alternatives' practice guideline regarding valuations of publicly registered non-listed REITs, the updated estimated per share NAV does not include a portfolio premium that may accrue in a typical real estate transaction, nor does it reflect an enterprise value.

For a full description of the methodology and assumptions used to determine the updated estimated per share NAV, please see the company's Current Report on Form 8-K that we filed with the SEC on March 17, 2023, which also includes an extensive list of frequently asked questions with corresponding answers. You can find all of the company's filings with the SEC and other important communications in the Investor Relations section of the AHR website at www.AmericanHealthcareREIT.com.

DISTRIBUTIONS UPDATE

On March 15, 2023, the Board of Directors authorized a reduction to the company's quarterly distribution from $0.40 per share to $0.25 per share. This was done in order to preserve the company's liquidity, better align distributions with available cash flows and position the company for its long-term strategic goals. Higher interest rates have a direct impact on the interest expense associated with our floating rate debt and in turn, our cash flows, liquidity and ability to maintain a quarterly distribution level of $0.40 per share.

The first quarter 2023 distribution of $0.25 per share was paid to our Class T common stockholders and Class I common stockholders of record as of April 4, 2023. The quarterly distribution of $0.25 per share represents an annualized distribution rate of $1.00 per share.

The distribution reinvestment plan, or DRIP, and share repurchase plan, or SRP, are currently suspended. At this time there can be no guarantee that either the DRIP or SRP will be reinstated by the Board of Directors.

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Questions? Call our Investor Services department: (844) 460-9414

FFO and NFFO Reconciliation

	Three Months Ended March 31,	
	2023	2022
Net loss	$ (27,615,000)	$ (897,000)
Depreciation and amortization related to real estate — consolidated properties	44,632,000	42,311,000
Depreciation and amortization related to real estate — unconsolidated entities	63,000	426,000
Loss (gain) on dispositions of real estate investments — consolidated properties	132,000	(756,000)
Net loss (income) attributable to noncontrolling interests	1,743,000	(2,059,000)
Gain on re-measurement of previously held equity interest	(726,000)	—
Depreciation, amortization, gain/loss on dispositions and gain on re-measurement — noncontrolling interests	(6,538,000)	(6,409,000)
FFO attributable to controlling interest	$ 11,691,000	$ 32,616,000
Business acquisition expenses	$ 332,000	$ 173,000
Amortization of above- and below-market leases	8,675,000	505,000
Amortization of closing costs	65,000	56,000
Change in deferred rent	(60,000)	(1,026,000)
Non-cash impact of changes in equity instruments	1,072,000	778,000
Capitalized interest	(26,000)	(64,000)
Loss on debt extinguishments	—	4,591,000
Loss (gain) in fair value of derivative financial instruments	195,000	(500,000)
Foreign currency (gain) loss	(1,008,000)	1,387,000
Adjustments for unconsolidated entities	(74,000)	98,000
Adjustments for noncontrolling interests	(633,000)	(823,000)
NFFO attributable to controlling interest	$ 20,229,000	$ 37,791,000
Weighted average Class T and Class I common shares outstanding — basic and diluted	66,026,173	65,629,204
Net loss per Class T and Class I common share — basic and diluted	$ (0.42)	$ (0.01)
FFO attributable to controlling interest per Class T and Class I common share — basic and diluted	$0.18	$0.50
NFFO attributable to controlling interest per Class T and Class I common share — basic and diluted	$0.31	$0.58

Net Operating Income Reconciliation

	Three Months Ended March 31,	
	2023	2022
Net loss	$ (27,615,000)	$ (897,000)
General and administrative	13,053,000	11,119,000
Business acquisition expenses	332,000	173,000
Depreciation and amortization	44,670,000	42,311,000
Interest expense	39,206,000	22,825,000
Loss (gain) on dispositions of real estate investments	132,000	(756,000)
Loss (income) from unconsolidated entities	306,000	(1,386,000)
Gain on re-measurement of previously held equity interest	(726,000)	—
Foreign currency (gain) loss	(1,008,000)	1,387,000
Other income	(1,608,000)	(1,260,000)
Income tax expense	143,000	168,000
Net operating income	$ 66,885,000	$ 73,684,000

18191 Von Karman Avenue, Suite 300
Irvine, CA 92612
949.270.9200 | www.AmericanHealthcareREIT.com